Exhibit 4.10

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF l933 AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

WARRANT TO PURCHASE 4,000 SHARES OF COMMON STOCK

June 3, 1999

THIS CERTIFIES THAT, for value received, Laurence S. Shushan and Magdalena Shushan, Trustees of the Laurence and Magdalena Shushan Family Trust, (“Holder”) are entitled to subscribe for and purchase Four Thousand (4,000) shares of the fully paid and nonassessable Common Stock (“the Shares”) of FIBROGEN, INC., a Delaware corporation (the “Company”), at the Warrant Price (as hereinafter defined), subject to the provisions and upon the terms and conditions hereinafter set forth. As used herein, the term “Common Stock” shall mean the Company’s presently authorized Common Stock, and any stock into which such Common Stock may hereafter be exchanged.

1. Warrant Price. The Warrant Price shall initially be One & 75/100 Dollars ($1.75) per share, subject to adjustment as provided in Section 7 below.

2. Conditions to Exercise. The purchase right represented by this Warrant may be exercised at any time, or from time to time, in whole or in part during the term commencing on the date hereof and ending on the earlier of:

(a) 5:00 P.M. California time on the fifth annual anniversary of the effective date of the first registration statement of the Company under the Securities Act of 1933 covering Common Stock, or

(b) the effective date of the merger of the Company with or into, the consolidation of the Company with, or the sale by the Company of all or substantially all of its assets (in any one transaction or series of related transactions) to another corporation or other entity (other than such a transaction wherein the shareholders of the Company retain or obtain a majority of the voting capital stock of the surviving, resulting, or purchasing corporation); provided that the Company shall notify the registered Holder of this Warrant of the proposed effective date of the merger, consolidation, or sale at least 60 days prior to the effectiveness thereof.

In the event that, although the Company shall have given notice of a transaction pursuant to subparagraph (b) hereof, the transaction does not close on approximately the day specified by the Company, unless otherwise elected by the Holder any exercise of the Warrant subsequent to the giving of such notice shall be rescinded and the Warrant shall again be exercisable until terminated in accordance with this Paragraph 2.

3.	Method of Exercise: Payment: Issuance of Shares: Issuance of New Warrant.

Subject to Section 2 hereof, the purchase right represented by this Warrant may be exercised by the Holder hereof, in whole or in part, by the surrender of this Warrant (with a duly executed Notice of Exercise in the form attached hereto) at the principal office of the Company (as set forth in Section 19 below) and by payment to the Company, by check, of an amount equal to the then applicable Warrant Price per share multiplied by the number of shares then being purchased. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased shall be in the name of, and delivered to, the Holder hereof, or as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder hereof of any applicable transfer taxes). Such delivery shall be made within 10 days after exercise of the Warrant and at the Company’s expense and, unless this Warrant has been fully exercised or expired, a new Warrant having terms and conditions substantially identical to this Warrant, dated as of the same date as this Warrant, and representing the portion of the Shares, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to the Holder hereof within 10 days after exercise of the Warrant.

4.	Representations and Warranties of Holder and Restrictions on Transfer Imposed by the Securities Act of 1933.

(a) Representations and Warranties by Holder. The Holder represents and warrants to the Company with respect to this purchase as follows:

(i)	The Holder has substantial experience in evaluating and investing in private placement transactions of securities of companies similar to the Company so that the Holder is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its interests.

(ii)

The Holder is acquiring the Warrant and the Shares of Common Stock issuable upon exercise of the Warrant (collectively the “Securities”) for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. The Holder understands that the Securities have not been registered under the Act by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. In this connection, the Holder understands that, in the view of the Securities and Exchange Commission (the “SEC”), the statutory basis for such exemption may be unavailable if this representation was predicated solely upon a present intention to hold the Securities for the minimum capital gains period specified under tax statutes for a deferred sale, for or until an increase or decrease in the market price of the Securities or for a period of less than one year or any other fixed period in the future.

(iii)	The Holder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Act (“Rule 144”) which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, in case the securities have been held for less than three years, the existence of a public market for the shares, the availability of certain public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through a “broker’s transaction” or in a transaction directly with a “market maker’’ (as provided by Rule 144(f)) and the number of shares or other securities being sold during any three-month period not exceeding specified limitations.

(iv)	The Holder further understands that at the time the Holder wishes to sell the Securities there may be no public market upon which such a sale may be effected, and that even if such a public market exists, the Company may not be satisfying the current public information requirements of Rule 144, and that in such event, the Holder may be precluded from selling the Securities under Rule 144 unless a) a three-year minimum holding period has been satisfied and b) the Holder was not at the time of the sale nor at any time during the three-month period prior to such sale an affiliate of the Company.

(v)	The Holder has had an opportunity to discuss the Company’s business, management and financial affairs with its management and an opportunity to review the Company’s facilities. The Holder understands that such discussions, as well as the written information issued by the Company, were intended to describe the aspects of the Company’s business and prospects which it believes to be material but were not necessarily a thorough or exhaustive description.

(b) Legends. Each certificate representing the Securities shall be endorsed with the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, A “NO ACTION” LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER, A TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

The Company need not register a transfer of Securities unless the conditions specified in the foregoing legend are satisfied. The Company may also instruct its transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legend are satisfied.

(c) Removal of Legend and Transfer Restrictions. The legend relating to the Act endorsed on a certificate pursuant to paragraph 4(b) of this Warrant and the stop transfer instructions with respect to the Securities represented by such certificate shall be removed and the Company shall issue a certificate without such legend to the Holder of the Securities if (i) the Securities are registered under the Act and a prospectus meeting the requirements of Section 10 of the Act is available or (ii) the Holder provides to the Company an opinion of counsel for the Holder reasonably satisfactory to the Company, or a no-action letter or interpretive opinion of the staff of the SEC reasonably satisfactory to the Company, to the effect that public sale, transfer or assignment of the Securities may be effected without registration and without compliance with any restriction such as Rule 144.

5. Condition of Transfer or Exercise of Warrant. It shall be a condition to any transfer or exercise of this Warrant that at the time of such transfer or exercise, the Holder shall provide the Company with a representation in writing that the Holder or transferee is acquiring this Warrant and the shares of Common Stock to be issued upon exercise, for investment purposes only and not with a view to any sale or distribution, or a statement of pertinent facts covering any proposed distribution. As a further condition to any transfer of this Warrant or any or all of the shares of Common Stock issuable upon exercise of this Warrant, other than a transfer registered under the Act, the Company must have received a legal opinion, in form and substance satisfactory to the Company and its counsel, reciting the pertinent circumstances surrounding the proposed transfer and stating that such transfer is exempt from the registration and prospectus delivery requirements of the Act. Each certificate evidencing the shares issued upon exercise of the Warrant or upon any transfer of the shares (other than a transfer registered under the Act or any subsequent transfer of shares so registered) shall, at the Company’s option, contain a legend in form and substance satisfactory to the Company and its counsel, restricting the transfer of the shares to sales or other dispositions exempt from the requirements of the Act.

As further condition to each transfer, the transferee shall receive and accept a Warrant, of like tenor and date, executed by the Company.

6. Stock Fully Paid: Reservation of Shares. All Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and nonassessable, and free from all taxes, liens, and charges with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for issuance upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

7. Adjustment for Certain Events. In the event of changes in the outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, reclassifications, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of shares available under the Warrant in the aggregate and the Warrant Price shall be correspondingly adjusted, as appropriate; by the Board of Directors of the Company. The adjustment shall be such as will give the Holder of this Warrant upon exercise for the same aggregate Warrant Price the total number, class and kind of shares as he would have owned had the Warrant been exercised prior to the event and had he continued to hold such shares until after the event requiring adjustment.

8. Notice of Adjustments. Whenever any Warrant Price shall be adjusted pursuant to Section 7 hereof, the Company shall prepare a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and number of shares issuable upon exercise of the Warrant after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by certified or registered mail, return receipt required, postage prepaid) within thirty (30) days of such adjustment to the Holder of this Warrant as set forth in Section 19 hereof.

9. Registration Rights. In accordance with Section 3.9 of the Investor Rights Agreement dated December 1995 between the Company and certain holders of its securities (a copy of which is attached as Exhibit A hereto), the Company hereby grants registration rights to any Holder in accordance with the provisions of the said Investors Rights Agreement and, upon execution of a signature page to such Investor Rights Agreement, such Holder shall be considered an Investor for all purposes of such Investor Rights Agreement and the Shares purchasable under this Warrant shall be considered Registrable Securities for all purposes of such Investor Rights Agreement.

10. “Market Stand-Off” Agreement. Holder hereby agrees that for a period of 180 days following the effective date of the first registration statement of the Company covering Common Stock (or other securities) to be sold on its behalf in an underwritten public offering, it will not, to the extent requested by the Company and any underwriter, sell or otherwise transfer or dispose of (other than to donees or transferees who agree to be similarly bound) any of the Shares at any time during such period except common stock included in such registration; provided, however, that all officers and directors of the Company who hold securities of the Company or options to acquire securities of the Company and all other persons with registration rights enter into similar agreements.

11. Transferability of Warrant. This Warrant is transferable on the books of the Company at its principal office by the registered Holder hereof upon surrender of this Warrant properly endorsed, subject to compliance with applicable federal and state securities laws. The Company shall issue and deliver to the transferee a new Warrant representing the Warrant so transferred. Upon any partial transfer, the Company will issue and deliver to Holder a new Warrant with respect to the Warrant not so transferred. Holder shall not have any right to transfer any portion of this Warrant to any direct competitor of the Company.

12. No Fractional Shares. No fractional share of Common Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional share the Company shall make a cash payment therefor upon the basis of the Warrant Price then in effect.

13. Charges, Taxes and Expenses. Issuance of certificates for shares of Common Stock upon the exercise of this Warrant shall be made without charge to the Holder for any United States or state of the United States documentary stamp tax or other incidental expense in respect of the issuance of such certificate; all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder.

14. No Shareholder Rights Until Exercise. (a) This Warrant does not entitle the Holder hereof to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof.

(b) Notwithstanding Section 14(a) hereof, as a courtesy to the registered Holder and in order to enable the registered Holder to make informed decisions regarding the possible exercise of this Warrant from time to time, the Company agrees, upon written request by the registered Holder to the chief financial officer of the Company from time to time (but not more often than twice in any twelve-(12)-month period) to provide to the registered Holder copies of the following documents within a reasonable time after such request (but in all events only to the extent that, and no sooner than the time that, such documents have been distributed or made available to all the Company’s shareholders), subject to the provisions of Section 14(c) hereof;

(i)	the Company’s most recent audited annual financial statements or, if audited statements are not available, then the Company’s unaudited annual financial statements as of the end of the Company’s most recently ended fiscal year;

(ii)	unaudited quarterly financial statements for each quarter of the Company’s fiscal year since the date of the annual financial statements delivered pursuant to subparagraph (i) above; and

(iii)	any other reports, proxy statements or notices distributed to holders of the Company’s Common Stock within the last twelve (12) months preceding such request (or within the period since the last such request by the registered Holder, whichever is shorter).

(c) During any period in which the Company has outstanding a class of publicly-traded securities or is for any other reason a reporting company under the Securities Exchange Act of 1934, it shall be sufficient compliance with any information request from the registered Holder pursuant to Section 14(b) above for the Company to provide copies of its most recent Form 10-K and annual report, any Form 10-Q, and any proxy statements or other publicly distributed shareholder materials as described in Section 14(b)(iii) above.

15. Registry of Warrant. The Company shall maintain a registry showing the name and address of the registered Holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at such office or agency of the Company, and the Company and Holder shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

16. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it (such as an affidavit of the registered Holder) of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant, having terms and conditions substantially identical to this Warrant, in lieu hereof.

17. Miscellaneous.

(a) Issue Date. The provisions of this Warrant shall be construed and shall be given effect in all respect as if it had been issued and delivered by the Company on the date hereof.

(b) Successors. This Warrant shall be binding upon any successors or assigns of the Company.

(c) Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California.

(d) Headings. The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

(e) Saturdays, Sundays, Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of California, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

18. No Impairment. The Company will not, by amendment of its Articles of Incorporation or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder hereof against impairment.

19. Addresses. Any notice required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, return receipt required, and postage pre-paid, or otherwise delivered by hand or by messenger or overnight courier, addressed as set forth below, or at such other address as the Company or the Holder hereof shall have furnished to the other party.

If to the Company:	FibroGen
225 Gateway Boulevard
So. San Francisco, CA 94080
Attn: President

If to the Holder:	The Shushan Family Trust
Attn: Magdalena Shushan
1939 Harrison Street, Suite 715
Oakland, California 94612

20. Conversion Right. In addition to and without limiting the rights of the registered Holder under any other terms set forth herein, the registered Holder shall have the right at any time during the term of this Warrant, in lieu of exercising this Warrant in accordance with Section 3 hereof, to convert this Warrant in whole or in part into the number of Shares of Common Stock of the Company equal to the quotient of (a) the aggregate fair market value on the date of such conversion of the number of Shares as to which the registered Holder wishes to effect such conversion minus the aggregate Warrant Price for such Shares, divided by (b) the fair market value on the date of such conversion of one Share. For purposes of this Section 20, the fair market value of a share shall be determined as follows: (i) if the class of stock of which the Shares are a part is listed on a national stock exchange, on the NASDAQ National Market System or on any other over-the-counter market, then the fair market value shall be the closing price per share reported for such class on such national stock exchange or on the NASDAQ National Market System, or the average of the final “bid” and “asked” prices reported on such over-the-counter market, at the close of business on the date of such conversion, as reported in the Wall Street Journal (subject to adjustment to reflect any adjustments in the Warrant Price subsequent to the date of this Warrant pursuant to Section 7 hereof or otherwise); and (ii) if the class of stock of which the Shares are a part is not listed on a national stock exchange, on the NASDAQ National Market System or on any other over-the-counter market, then the Board of Directors of the Company shall determine the fair market value of the Shares in its reasonable good faith judgment, and shall (upon written request by the registered Holder) advise the registered Holder of such determination prior to any decision by the registered Holder to exercise such conversion right.

21. Notice of Certain Actions. If at any time the Company proposes:

(a) To declare any dividend, whether payable in cash or in stock or other property, upon its Common Stock or upon any other class of its securities purchasable upon exercise of this Warrant, or to make any other special dividend or distribution to the holders of its Common Stock or to the holders of any other class of its securities purchasable upon exercise of this Warrant;

(b) To offer for subscription prorata to the holders of its Common Stock or to the holders of any other class of its securities purchasable upon exercise of this Warrant any additional shares of stock of any class or any other rights;

(c) To engage in any capital reorganization or reclassification of the capital stock of the Company, any consolidation or merger involving the Company, or any sale of all or substantially all of the Company’s assets in any one transaction or series of related transaction; or

(d) To engage in a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in each of such cases, the Company shall give written notice to the registered Holder in accordance with Section 19 hereof, specifying, as the case may be, (i) in the case of a proposed dividend, distribution, subscription or other right, the date on which the books of the Company shall close or a record shall be taken for the purpose thereof, the amount, character and terms thereof, and the date on which it is proposed that the dividend, distribution, subscription or other right will be distributed, and (ii) in case of a proposed reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, the date (if any) on which the books of the Company shall close or a record shall be taken for the purpose of the proposed event, the character and terms of the proposed event, the effective date on which such proposed event is to take place, and the date on which the holders of the applicable class of securities of the Company shall be entitled to exchange their shares for securities or other property deliverable upon such event. Such notice shall be given at least twenty (20) days prior to the record date or proposed effective date, whichever is earlier, for the event specified in the notice, and the registered Holder shall use its best efforts to respond to such notice as promptly as reasonably possible after the receipt thereof.

22. Certain Other Adjustment Events. If any change in the shares of the class of the Company’s securities purchasable upon exercise of this Warrant or any other event occurs as to which the provisions of Section 7 hereof are not strictly applicable or, if strictly applicable, would not fairly protect the reasonable expectations of the registered Holder with respect to its purchase rights under this Warrant, then the Company shall make an adjustment in the number and class of shares purchasable under this Warrant, the Warrant Price and/or the other terms and provisions of this Warrant so as to protect such reasonable expectations of the registered Holder by giving such Holder, upon exercise of this Warrant for the same aggregate Warrant Price payable for full exercise of this Warrant prior to such event, the total number, class and kind of share (or the closest then available equivalent thereto) as such Holder would have owned had this Warrant been exercised prior to such event and had such Holder continued to hold such shares until after the event requiring such adjustment.

23. Attorneys’ Fees. In any litigation, arbitration or other legal proceeding between the Company and the registered Holder relating to or arising out of this Warrant, the prevailing party shall be entitled to recover all its fees, costs and expenses incurred in connection with such proceeding, including (but not limited to) reasonable fees and expenses of attorneys and accountants and including (but not limited to) all such fees, costs and expenses incurred in connection with any appeals and/or in connection with the enforcement of any judgment or award rendered in such proceeding.

IN WITNESS WHEREOF, FibroGen, Inc. has caused this Warrant to be executed by its officers thereunto duly authorized.

Dated as of June 3, 1999.

FIBROGEN, INC.

By:	/s/ Thomas B. Neff
Title:	President and Chief Executive Officer

NOTICE OF EXERCISE

TO:	FibroGen, Inc.

1.	The undersigned Warrantholder (‘‘Holder”) elects to acquire shares of the Common Stock of FibroGen, Inc. (the “Company”), pursuant to the terms of the Warrant dated December 20, 1996 (the “Warrant”).

2.	The Holder exercises its rights under the Warrant as set forth below:

( )	The Holder elects to purchase shares of Common Stock and tenders herewith a check in the amount of $ as payment of the Warrant Price.

( )	The Holder elects to convert the purchase rights for shares into shares of Common Stock as provided in Section 20 of the Warrant.

3.	The Holder surrenders the Warrant with this Notice of Exercise.

4.	The Holder represents that it is acquiring the aforesaid shares of Common Stock for investment and not with a view to, or for resale in connection with, distribution and that the Holder has no present intention of distributing or reselling the shares.

5.	Please issue a certificate representing the shares of Common Stock in the name of the Holder or in such other name as is specified below and, if this is less than a full exercise of the Warrant, issue a replacement Warrant for the balance of the shares purchasable under the Warrant surrendered herewith:

Name:

Address:

Taxpayer I.D.:

(Holder)

By:
Title:
Date: